Exhibit 4(k)

SECOND AMENDMENT OF

LOAN AGREEMENT

THIS SECOND AMENDMENT OF LOAN AGREEMENT (“Amendment”) is entered into and effective as of the 13th day of March, 2013 among NUGEN ENERGY, LLC, a South Dakota limited liability company (“Borrower”), FIRST NATIONAL BANK OF OMAHA in its capacities as Agent and a Bank (“Agent”) and the Banks party to the Loan Agreement referenced below, and amends that certain Loan Agreement dated November 1, 2011 among Borrower, the Agent and Banks (as amended, the “Loan Agreement”).

WHEREAS, pursuant to the Loan Agreement, Banks extended to Borrowers the Loans described in the Loan Agreement;

WHEREAS, pursuant to that certain First Amendment of Loan Agreement dated November 1, 2012, the Loan Termination Date of the Revolving Loan was extended to May 31, 2013;

WHEREAS, the Borrower has violated the Fixed Charge Coverage Ratio financial covenant for the reporting period ending January 31, 2013 and has requested, and under the terms of this Amendment Banks have agreed, to waive such violation and modify the testing of the Fixed Charge Coverage Ratio to annually, and the parties further desire to modify Working Capital financial covenant as provided for in this Amendment; and

WHEREAS, the parties desire to amend the Loan Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the amendments to the Loan Agreement provided for below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

1. Capitalized terms used herein shall have the meaning given to such terms in the Loan Agreement as amended in this Amendment, unless specifically defined in this Amendment.

2. Section 5.2.1 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.2.1 BORROWER shall maintain a FIXED CHARGE COVERAGE RATIO, measured on a rolling four quarters trailing basis, of no less than 1.10:1.0. The

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FIXED CHARGE COVERAGE RATIO shall be tested by ADMINISTRATIVE AGENT annually at the end of each of BORROWER’s fiscal years.

3. Section 5.2.3 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.2.3 BORROWER shall maintain minimum WORKING CAPITAL of not less than $7,500,000.00 measured at its fiscal quarters ending April 30, 2013, July 31, 2013 and October 31, 2013. After October 31, 2013 and thereafter, BORROWER shall maintain minimum WORKING CAPITAL of not less than $10,000,000.00, measured quarterly beginning January 31, 2014.

4. Pursuant to Section 5.2.1 of the Loan Agreement, Borrower is required to maintain a Fixed Charge Coverage Ratio of not less than 1.10:1.0. For the reporting period ending January 31, 2013, Borrower failed to maintain the required Fixed Charge Coverage Ratio required in Section 5.2.1 of the Loan Agreement. Borrower has requested that Banks and the Agent waive Borrower’s violation of the foregoing Fixed Charge Coverage Ratio covenant for the reporting period ending January 31, 2013. Banks and Agent hereby waive Borrower’s violation of the Fixed Charge Coverage Ratio covenant required under Section 5.2.1 of the Loan Agreement solely for the reporting period ending January 31, 2013. The foregoing waiver is strictly limited to Borrower’s violation of the Fixed Charge Coverage Ratio solely for the reporting period ending January 31, 2013. This waiver shall not obligate the Agent or the Banks to waive any future violations with respect to the same or different covenants, terms and conditions of the Loan Agreement and/or the other Loan Documents.

5. Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Agreement and other Loan Documents. Borrower represents and warrants to the Agent and the Banks that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in “this AGREEMENT” included references to this Amendment. Borrower represents, warrants and confirms to the Agent and the Banks that no Event of Default is now existing under the Loan Documents and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment.

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6. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

7. This Amendment will be governed by and construed in accordance with the laws of the State of Nebraska, exclusive of its choice of laws rules.

8. Borrower will comply with all terms and conditions of this Amendment and any other documents executed pursuant hereto and will, when requested by Agent, execute and deliver such further documents and instruments necessary to consummate the transactions contemplated hereby and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

FIRST NATIONAL BANK OF OMAHA, as Agent and as a Bank

By:	/s/ Mark Baratta
Title:	Vice President

NUGEN ENERGY, LLC, Borrower

By:	/s/ Aaron Riedell
Title:	President and CEO
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AgStar Financial Services, PCA, as a Bank

By:	/s/ Ron Monson
Title:	Vice President
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1st Farm Credit Services, PCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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1st Farm Credit Services, FLCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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Farm Credit Services of America, PCA as a Bank

By:	/s/ Kathryn Frahm

Title:	Vice President
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Farm Credit Services of America, FLCA as a Bank

By:	/s/ Kathryn Frahm

Title:	Vice President
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Badgerland Financial, FLCA, as a Bank

By:	/s/ Ken Rue

Title:	Vice President
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Midwest Bank of Western Illinois, as a Bank

By:	/s/ Brad Ray

Title:	Vice President
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